EXHIBIT 10.3

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT, dated as of August 31, 2004, is between HARTMAN COMMERCIAL PROPERTIES REIT, a Maryland real estate investment trust (the “Company”), and HARTMAN MANAGEMENT, L.P., a Texas limited partnership (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-11 (no. 333-111674) (the “Registration Statement”) covering the issuance of common shares of beneficial interest, and the Company may subsequently issue common shares of beneficial interest (collectively, the “Shares”);

WHEREAS, the Company currently qualifies as a REIT (as defined below), and to invest its funds in investments permitted by the terms of the Company’s Declaration of Trust and Sections 856 through 860 of the Code (as defined below);

WHEREAS, the Company desires to continue to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Trustees of the Company all as provided herein; and

WHEREAS, the Advisor is willing to continue to undertake to render such services, subject to the supervision of the Board of Trustees, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. As used in this Amended and Restated Advisory Agreement (the “Agreement”), the following terms have the definitions hereinafter indicated:

Acquisition Expenses.  Any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection, acquisition or development of any Property, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.

Acquisition Fees.  Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with purchase, development or construction of any Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature.

Advisor.  Hartman Management, L.P., a Texas limited partnership, any successor advisor to the Company, or any Person(s) to which Hartman Management, L.P. or any successor advisor subcontracts substantially all of its functions.

Affiliate or Affiliated.  An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, trust manager, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, trust manager, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.

Appraised Value.  Value according to an appraisal made by an Independent Appraiser.

Declaration of Trust.  The Declaration of Trust of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

Asset Management Fee.  The Asset Management Fee payable to the Advisor as defined in Section 8(a).

Average Invested Assets.  For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties and Loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board of Trustees or Board.  The persons holding such office, as of any particular time, under the Declaration of Trust of the Company, whether they be the Trustees named therein or additional or successor Trustees.

Bylaws.  The bylaws of the Company, as the same are in effect from time to time.

Capped O&O Expenses.  All Organizational and Offering Expenses other than selling commissions and the dealer manager fee as described under “Plan of Distribution” in the Registration Statement.

Cash from Financings.  Net cash proceeds realized by the Company from the financing of Property or from the refinancing of any Company indebtedness.

Cash from Sales.  Net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its assets after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.

Cash from Sales and Financings. The total sum of Cash from Sales and Cash from Financings.

Code.  Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company.  Hartman Commercial Properties REIT, a real estate investment trust organized under the laws of the State of Maryland.

Competitive Real Estate Commission.  A real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.

Conflicts Committee.  “Conflicts Committee” shall have the meaning set forth in the Declaration of Trust.

Contract Sales Price.  The total consideration received by the Company for the sale of a Property.

Cumulative Return.  For the period for which the calculation is being made, the percentage resulting from dividing (A) the total Distributions paid on each Distribution date during such period (without regard to Distributions paid out of Cash from Sales and Financings), by (B) the product of (i) the average Invested Capital for such period (calculated on a daily basis), and (ii) the number of days elapsed during such period.

Declaration of Trust.  The Declaration of Trust of the Company under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

Disposition Fee.  The Disposition Fee as defined in Paragraph 8(c).

Distributions.  Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Gross Asset Value. The amount equal to the aggregate book value of the Company’s assets (other than investments in bank accounts, money market funds or other current assets), before depreciation, bad debts or other similar non-cash reserves and without reduction for any debt relating to such assets, at the date of measurement, except that during such periods in which the Company is obtaining regular independent valuations of the current value of its net assets for purposes of enabling fiduciaries of employee benefit plan Shareholders to comply with applicable Department of Labor reporting requirements, Gross Asset Value is the greater of (i) the amount determined pursuant to the foregoing or (ii) the Company’s assets’ aggregate valuation established by the most recent such valuation report without reduction for depreciation, bad debts or other similar non-cash reserves and without reduction for any debt relating to such assets.

Gross Proceeds.  The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced selling commissions or dealer manager fees are paid shall be deemed to be the amount paid by others purchasing Shares in the Offering who paid such fees; therefore, all purchasers of Shares in the Offering covered by the Registration Statement shall be deemed to have paid $10.00 per Share.

Independent Appraiser.  A person or entity with no material current or prior business or personal relationship with the Advisor or the Trustees, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.

Invested Capital.  The amount calculated by multiplying the total number of Shares purchased by Shareholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales

Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares.

Joint Venture.  Any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part on behalf of the Company, any Properties.

Listing.  The listing of the Shares on a national securities exchange or the quotation of Shares on the NASDAQ National Market System.  Upon such Listing, the Shares shall be deemed Listed.

NASAA Guidelines.  The NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

Net Income.  For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

Net Sales Proceeds.  In the case of a transaction described in clause (i) (A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the joint venture. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.

Offering.  Any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.

Operating Expenses.  All costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Organization and Offering Expenses.  All expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity;

charges of transfer agents, registrars, trustees, trust managers, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants’ and attorneys’ fees.

Partnership.  Hartman REIT Operating Partnership, L.P., a Texas limited partnership formed to own and operate properties on behalf of the Company.

Person.  An individual, corporation, partnership, estate, trust (including a trust qualified under Section401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section642(c) of the Code, association, private foundation within the meaning of Section509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section13(d)(3) of the Securities Exchange Act of 1934, as amended.

Property or Properties.  Any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly.

Property Manager.  Any entity that has been retained to perform and carry out at one or more of the Properties property management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

REIT.  A “real estate investment trust” under Sections 856 through 860 of the Code.

Sale or Sales.  (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; or (C) any joint venture in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.

Shares.  “Shares” has the meaning set forth in the preamble.

Shareholders.  The registered holders of the Shares.

Shareholders’ 7% Return.  As of each date, an aggregate amount equal to an 7% Cumulative Return.

Subordinated Incentive Fee.  The fee payable to the Advisor under certain circumstances if the Shares are listed on a national securities exchange or quoted on the Nasdaq National Market System.

Subordinated Performance Fee Due Upon Termination.  A fee equal to (1) 15% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all indebtedness secured by the Company’s Properties, plus total Distributions through the Termination Date exceeds (b) the sum of Invested Capital, plus Distributions attributable to Net Sales

Proceeds, plus total Distributions required to be made to the Shareholders in order to pay the Shareholders’ 7% Return from inception through the termination date less (2) any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds.

Subordinated Share of Net Sales Proceeds.  The Subordinated Share of Net Sales Proceeds as defined in Paragraph 8(d).

Termination Date.  The date of termination of the Agreement.

Trustee.  A member of the Board of Trustees of the Company.

Vacant Property.  A Property that has been economically vacant for (i) the period from acquisition until the applicable measurement date, if less than six months or (ii) at least six months as of the applicable date of measurement.

2%/25% Guidelines.  The requirement pursuant to the NASAA Guidelines that, in any 12-month period, total Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12-month period or 25% of the Company’s Net Income over the same 12-month period.

2.  Appointment.  The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.  Duties and Authority of the Advisor.  The Advisor undertakes to use its reasonable efforts (1) to present to the Company potential investment opportunities to provide a continuing and suitable investment program consistent with (i) the investment objectives and policies of the Company as determined and adopted from time to time by the Board and (ii) the investment allocation method described at Section11(b) of this agreement and (2) to manage, administer, promote, maintain, and improve the Properties on an overall portfolio basis in a diligent manner.  The services of the Advisor are to be of scope and quality not less than those generally performed by professional asset managers of other similar property portfolios. The Advisor shall make available the full benefit of the judgment, experience and advice of the members of the Advisor’s organization and staff with respect to the duties it will perform under this Agreement. The Advisor shall also obtain Property Managers, which may include Affiliates of the Advisor, to manage, promote, and lease the Properties. To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions included in Paragraphs 4 and 7 and to the continuing and exclusive authority of the Board over the management of the Company and the Partnership, the Company hereby delegates to the Advisor the authority to, and the Advisor hereby agrees to, either directly or by engaging an Affiliate:

(a) serve as the Company’s investment and financial advisor and provide research and economic and statistical data in connection with the Company’s assets and investment policies;

(b) provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(c) maintain and preserve the books and records of the Company, including a stock ledger reflecting a record of the Shareholders and their ownership of the Company’s Shares and acting as transfer agent for the Company’s Shares and maintaining the accounting and other record-keeping functions at the Property and Company levels;

(d) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(e) consult with the officers and the Board of the Company and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(f) oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(g) conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the related Property Manager of its duties;

(h) review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;

(i) review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

(j) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis;

(k) subject to the provisions of Paragraphs 3(l) and 4 hereof, (i) locate, analyze and select potential investments in Properties, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties will be made; (iii) make investments in Properties on behalf of the Company or the Partnership in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Property; (v) enter into leases and service contracts for Property, including oversight of Affiliated companies that perform property management services for the Company; (vi) oversee non-affiliated property managers and other non-affiliated Persons who perform services for the Company; and (vii) to the extent necessary, perform all other operational functions for the maintenance and administration of such Property;

(l) obtain the prior approval of the Board for any and all investments in Properties (as well as any financing acquired by the Company or the Partnership in connection with such investment);

(m) if a transaction requires approval by the Board of Trustees, deliver to the Board of Trustees all documents required by them to properly evaluate the proposed investment in the Property;

(n) negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares and other securities or obtain loans for the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(o) obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Properties;

(p) from time to time, or at any time reasonably requested by the Board, provide information or make reports to the Board related to its performance of services to the Company under this Agreement;

(q) from time to time, or at any time reasonably requested by the Board, make reports to the Board of the investment opportunities it has presented to other Advisor-sponsored programs or that it has pursued directly or through an Affiliate;

(r) provide the Company with all necessary cash management services;

(s) deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties;

(t) notify the Board of all proposed material transactions before they are completed; and

(u) do all things necessary to assure its ability to render the services described in this Agreement.

4.  Modification or Revocation of Authority of Advisor.  The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Paragraph 3, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

5.  Bank Accounts.  The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6.  Records; Access.  The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7.  Limitations on Activities.  Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, or (d) the Declaration of Trust or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and Shareholders, and Shareholders, directors and officers of the Advisor’s Affiliates shall not be liable to the Company or to the Board or Shareholders for any act or omission by the Advisor, its directors, officers or employees, or Shareholders, directors or officers of the Advisor’s Affiliates except as provided in Paragraphs 17 and 18 of this Agreement.

8.  Fees.

(a) Asset Management Fee.  Commencing on the date hereof, the Advisor shall be paid for the asset management services included in the services described in Section3 a quarterly fee (the “Asset Management Fee”) in an amount equal to one-fourth of 0.25% of the Gross Asset Value calculated on the last day of each preceding quarter.  The Asset Management Fee may or may not be taken, in whole or in part as to any quarter, in the sole discretion of the Advisor.  All or any portion of the Asset Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Advisor shall determine.

(b) Acquisition Fees.  The Advisor may receive, as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, Acquisition Fees in an amount equal to 2.0% of Gross Proceeds, payable by the Company upon the Company’s receipt of Gross Proceeds; provided that upon termination of this Agreement, the Advisor will be obligated to reimburse the Company for any Acquisition Fee that has not been allocated to the purchase price of Company Properties as provided for in the Declaration of Trust.

(c) Disposition Fee.  If the Advisor or an Affiliate provides a substantial amount of the services (as determined by the Conflicts Committee) in connection with the Sale of one or more Properties, the Advisor or such Affiliate shall receive at closing a Disposition Fee equal to 1.0% of the sales price of such Property or Properties; provided, however, that no Disposition Fee shall be payable to the Advisor for Property Sales if such Sales involve the Company selling all or substantially all of its Properties in one or more transactions designed to effectuate a business combination transaction (as opposed to a Company liquidation, in which case the Disposition Fee would be payable if the Advisor or an Affiliate provides a substantial amount of services as provided above). Any Disposition Fee payable under this sectionmay be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each Property shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each Property or (ii) the Competitive Real Estate Commission for each Property.

(d) Subordinated Share of Net Sales Proceeds.  The Subordinated Share of Net Sales Proceeds shall be payable to the Advisor in an amount equal to 15% of Net Sales Proceeds remaining after the Shareholders have received Distributions equal to the sum of the Shareholders’ 7% Return and 100% of Invested Capital. Following Listing, no Subordinated Share of Net Sales Proceeds will be paid to the Advisor.

(e) Subordinated Incentive Fee.  Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 15.0% of the amount by which (i) the market value of the outstanding Shares of the Company, measured by taking the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Shareholders from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the

Shareholders in order to pay the Shareholders’ 7% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note or any combination of the foregoing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds. In the event the Subordinated Incentive Fee is paid to the Advisor following Listing, no other performance fee will be paid to the Advisor.

(f) Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

9.  Expenses.

(a) Reimbursable Expenses. In addition to the compensation paid to the Advisor pursuant to Paragraph 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor (to the extent not reimbursable by another party, such as the dealer manager) in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i) the Organization and Offering Expenses; provided, however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent (i) Capped O&O Expenses borne by the Company exceed 2.5% of the Gross Proceeds raised in a completed offering and (ii) Organization and Offering Expenses borne by the Company exceed 15% of the Gross Proceeds raised in a completed Offering;

(ii) Acquisition Fees and Acquisition Expenses payable to unaffiliated Persons incurred in connection with the selection and acquisition of Properties;

(iii) the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;

(iv) interest and other costs for borrowed money, including discounts, points and other similar fees;

(v) taxes and assessments on income or Property and taxes as an expense of doing business;

(vi) costs associated with insurance required in connection with the business of the Company or by the Board;

(vii) expenses of managing and operating Properties owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii) all expenses in connection with payments to the Board and meetings of the Board and Shareholders;

(ix) expenses associated with Listing or with the issuance and distribution of securities other than the Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

(x) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Shareholders;

(xi) expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Declaration of Trust or the Bylaws;

(xii) expenses of maintaining communications with Shareholders, including the cost of preparation, printing, and mailing annual reports and other Share holder reports, proxy statements and other reports required by governmental entities;

(xiii) administrative service expenses, including all costs and expenses incurred by Advisor in fulfilling its duties hereunder. Such costs and expenses may include reasonable wages and salaries and other employee-related expenses of all employees of Advisor who are engaged in the management, administration, operations, and marketing of the Company, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses which are directly related to their services provided hereunder; and

(xiv) audit, accounting and legal fees.

No reimbursement shall be made for costs of personnel of the Advisor or its Affiliates to the extent that such personnel perform services in connection with services for which the Advisor receives the Acquisition Fee or the Disposition Fee.

(b) Other Services.  Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Conflicts Committee, subject to the limitations contained in the Declaration of Trust, and shall not be deemed to be services pursuant to the terms of this Agreement.

(c) Timing of and Limitations on Reimbursements.

(i) Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Paragraph 9 shall be reimbursed no less than quarterly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

(ii) Notwithstanding anything else in this Section9 to the contrary, the expenses enumerated in this Section9 shall not become reimbursable to the Advisor unless and until the Company has raised $2,000,000 in an Offering.

(iii) The Company shall not reimburse the Advisor at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors which the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall send to the Shareholders a written disclosure of such fact, together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board of Trustees. The Company will not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

10.  Other Activities of the Advisor.

(a) General.  Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or shareholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

(b) Policy with Respect to Allocation of Investment Opportunities.  Before the Advisor presents an investment opportunity that would in its judgment be suitable for the Company to another Advisor-sponsored program, the Advisor shall determine in its sole discretion that the investment opportunity is more suitable for such other program than for the Company based on factors such as the following: the investment objectives and criteria of each program; the cash requirements and anticipated cash flow of each program; the size of the investment opportunity; the effect of the acquisition on diversification of each program’s investments by type of commercial property, geographic area and tenant base; the estimated income tax effects of the purchase on each entity; the policies of each program relating to leverage; the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available that is, in the sole discretion of the Advisor, equally suitable for both the Company and another Advisor-sponsored program, then the Advisor may offer the other program the investment opportunity if it has had the longest period of time elapse since it was offered an investment opportunity. The Advisor will use its reasonable efforts to fairly allocate investment opportunities in accordance with such allocation method and will promptly disclose any material deviation from such policy or the establishment of a new policy, which shall be allowed provided (1) the Board is provided with notice of such policy at least 60 days prior to such policy becoming effective and (2) such policy provides for the reasonable allocation of investment opportunities among such programs. The Advisor shall provide the Conflicts Committee with any information reasonably requested so that the Conflicts Committee can insure that the allocation of investment opportunities is applied fairly. Nothing herein shall be deemed to prevent the Advisor or an Affiliate from pursuing an investment opportunity directly rather than offering it to the Company or another Advisor-sponsored program so long as the Advisor is fulfilling its obligation to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company.

11.  Relationship of Advisor and Company.  The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

12.  Representations and Warranties.

(a) Of the Company. To induce the Advisor to enter into this Agreement, the Company hereby represents and warrants that:

(i) The Company is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii) The Company’s execution, delivery and performance of this Agreement has been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Declaration of Trust or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

(b) Of the Advisor. To induce Company to enter into this Agreement, the Advisor represents and warrants that:

(i) The Advisor is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii) The Advisor’s execution, delivery and performance of this Agreement has been duly authorized. This Agreement constitutes a valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms. The Advisor’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Advisor’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Advisor’s limited partnership agreement, or any law, statute, rule or regulation to which the Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Advisor to perform any of its obligations under this Agreement.

(iii) The Advisor has received copies of the Declaration of Trust, Bylaws, and the Registration Statement and of the Partnership’s limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Advisor warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the Declaration of Trust, Bylaws, the Registration Statement, or the

Partnership’s limited partnership agreement in the absence of the express direction of the Conflicts Committee.

13.  Term; Termination of Agreement.  This Agreement shall continue in force until the first anniversary of the date hereof, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. The Company, acting through the Board, will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

14.  Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (by majority of the independent Trustees of the Advisor, as the case may be). The provisions of Sections 1, 6, 7, and 16 through 27 survive termination of this Agreement.

15.  Assignment to an Affiliate.  This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

16.  Payments to and Duties of Advisor upon Termination.  Payments to the Advisor pursuant to this Section16 shall be subject to the 2%/25% Guidelines to the extent applicable.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination the following:

(i) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement; and

(ii) the Subordinated Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(b) The Advisor shall promptly upon termination:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including Properties, and documents of the Company then in the custody of the Advisor; and

(iv) cooperate with the Company to provide an orderly management transition.

17.  Indemnification by the Company.  The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Declaration of Trust. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 17 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Paragraph 18. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Shareholders.

18.  Indemnification by Advisor.  The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, misconduct, or reckless disregard of its duties.

19.  Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Hartman Commercial Properties REIT 1450 West Sam Houston Parkway, North, Suite 100 Houston, Texas 77043

To the Advisor:	Hartman Management, L.P. 1450 West Sam Houston Parkway, North, Suite 100 Houston, Texas 77043

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph19.

20.  Modification.  This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

21.  Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22.  Construction.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

23.  Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

24.  Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

25.  Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

26.  Titles Not to Affect Interpretation.  The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

27.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

HARTMAN COMMERCIAL PROPERTIES REIT

By:	/s/ Allen R. Hartman
Name:	Allen R. Hartman
Title:	President

HARTMAN MANAGEMENT, L.P.

By: :	/s/ Allen R. Hartman
Name:	Allen R. Hartman
Title:	President